Exhibit 99.1

LKQ Corporation Announces Strategic Acquisitions

•	Acquires Leading Canadian Automotive Aftermarket Collision Parts Distributor

•	Expands Into Engine Remanufacturing Business With Acquisition of PROFormance Power Train Products

CHICAGO (November 2, 2010) — LKQ Corporation (Nasdaq:LKQX) today announced that it has completed a number of key transactions since the start of the fourth quarter of 2010. The acquired businesses facilitate the geographic expansion of LKQ’s operations across Canada, provide an entry into the engine remanufacturing industry, expand its wholesale collision product lines, and add new wholesale recycling and self-service retail locations. On a combined basis, the acquired businesses announced today have annual revenue of approximately $100 million.

The acquisitions include:

•	Cross Canada — a leading aftermarket parts distributor to the collision industry with operations in five Canadian provinces: Alberta, British Columbia, Manitoba, Ontario and Saskatchewan;

•	PROFormance Power Train — an engine remanufacturer with production facilities in Springfield, Missouri;

•	SPI Distribution — an aftermarket heating and cooling system parts distributor that specializes in radiators, air coolers and other related parts;

•	Best Bumper — a large bumper remanufacturing facility in the Dallas, Texas area;

•	Wholesale automotive recycling business serving the Norfolk and Virginia Beach, Virginia markets; and

•	Self-service retail recycling operation in Denver, Colorado.

Mr. Joseph Holsten, President and Chief Executive Officer of LKQ Corporation, stated, “The transactions we announced today support our strategic priorities. Combining the Canadian acquisitions with our existing operations in Canada provides LKQ with a geographic presence in each province from British Columbia to Quebec and forms the foundation for further expansion in Canada. The acquisition of PROFormance integrates with our engine product line, harnessing one of our competitive strengths — access to automotive drive-train equipment eligible to be rebuilt. The other transactions expand LKQ’s presence in related product lines including coolant and heating supplies, increase our bumper reconditioning capacity, and provide distribution points in new and existing markets.”

Mr. Holsten added, “We have been able to continue LKQ’s growth story and make meaningful acquisitions. So far this year we have completed a record number of acquisitions and will likely execute additional transactions before 2010 is over.”

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled products and refurbished collision replacement products such as wheels, bumper covers and lights. LKQ operates from more than 300 facilities offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light, medium and heavy-duty trucks.

Forward Looking Statement

Certain statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. These risks include, but are not limited to, our ability to integrate and successfully operate acquired companies and any companies acquired in the future and the risks associated with these companies. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ending December 31, 2009, and are described in other periodic filings with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

CONTACT: LKQ Corporation

Sarah Lewensohn, Director, Investor Relations

312-621-2793